Exhibit 23.2

Consent of Independent Auditors

We consent to use in the Registration Statement on Form S-3 (No. 333-211901) of MTS Systems Corporation of our report dated April 23, 2014, except for Note 2, as to which the date is June 7, 2016, with respect to the consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the year ended December 31, 2013 of PCB Group, Inc. and subsidiaries, appearing in the Registration Statement.

We also consent to the reference of our firm under the heading of “Experts” in such Registration Statement.

/s/ Chiampou Travis Besaw & Kershner LLP

Buffalo, New York

June 15, 2016